Exhibit 99

NEWS RELEASE

Contact:    Leanne Kassab

Marketing Dept.

814-765-9621

FOR IMMEDIATE RELEASE

COUNTY NATIONAL BANK REORGANIZES AND EXPANDS ITS MANAGEMENT TEAM

CLEARFIELD, PENNSYLVANIA – September, 2003

William F. Falger, President and CEO of County National Bank, recently announced the restructuring and expansion of the bank’s senior management team in order to facilitate its ongoing growth and development as well as facilitating the anticipated retirement of William A. Franson, Executive Vice President at year end. The restructuring results in new or expanded roles for the following individuals: Joseph B. Bower, Jr. Executive Vice President, Mark D. Breakey, Senior Vice President, Richard L. Sloppy, Senior Vice President, and Michael C. Sutika, Vice President.

Mr. Bower has been named chief operating officer in addition to his current responsibilities as chief financial officer. Mr. Bower will work closely with Mr. Falger in implementing key strategic initiatives of the organization as well as being responsible for the proper functioning of the daily operations of the bank.

Joe joined County National Bank in 1997 as Chief Financial Officer from Mifflinburg Bank & Trust Company, Mifflinburg, PA. He served as CFO for two years with the Mifflinburg Bank after a period of time as Internal Auditor and Controller.

Joe graduated magna cum laude from Lycoming College in May, 1989 with a B.A. in accounting. He also completed training with the U.S. Army ROTC program and graduated from the U.S. Army Ordinance School Officer Basic Course. In the process of attaining his CPA, Joe worked for Parente, Randolph, Orlando, Carey & Associates in Williamsport, in charge of audit engagements with a number of bank clients.

Mr. Bower is involved with and coaches for the Youth Soccer League, is a member of the Clearfield Area School Board, and a member of the Presbyterian Church of Clearfield.

Joe resides in Clearfield with his wife, Tawney, and three children, Britney, Mindy, and Ryan.

Mr. Breakey has been named to the position of Senior Vice President/Credit Risk Management. In this role, he will be responsible for the management of the bank’s credit risk by administering the bank’s lending policies and procedures. He will oversee the credit administration staff which has been recently expanded.

Mark Breakey joined County National Bank in 1991 as Senior Vice President/ Senior Loan Officer. Prior to joining CNB, Mr. Breakey worked for Mellon Bank in Erie. He received a B.A.

in English Literature, an M.B.A. from Pennsylvania State University (the Behrend College) and also graduated with honors from the Stonier Graduate School of Banking at the University of Delaware. Mr. Breakey is originally from Johnsonburg, PA.

Mr. Breakey serves on the Graduate School Alumni Society Board of Directors as a representative for Penn State Erie, the Behrend College, and is also the Board President of the Clearfield YMCA, a member of and past President of the Clearfield Kiwanis Club, and is past Chairman of the Robert Morris Associates’ State College Chapter. He serves on the Loan Committee for the North Central Regional Planning and Development Commission. Mr. Breakey has taught courses for the Pennsylvania Banker’s Association, Professional Development Network (formerly American Institute of Banking), the Cambria County Community College, Penn State DuBois Campus and the Erie Business College.

Mark resides in Clearfield with his wife, Laurie and children, Lindsay, Nichole, and Kate.

Mr. Sloppy has been promoted to the position of Senior Vice President/Senior Loan Officer. In this role, Mr. Sloppy will oversee all lending areas within the bank. In addition to his administrative duties he will be responsible for key customer relationships as well as the development of new business.

Rick began his banking career in 1973 with the former Keystone National Bank after receiving his BA in Business Administration from Gettysburg College. He has held various lending positions since that time, up to his most recent position here at County National Bank as Vice President, Commercial Lending in the Clearfield, Punxsutawney and Northern Cambria areas.

A native of Clearfield, Rick has attended various banking seminars and the Pennsylvania Bankers Association Commercial Lending School at Bucknell University.

Mr. Sloppy serves on the Board of Directors for the Clearfield—Curwensville Country Club, the Clearfield Municipal Authority, Clearfield County Community Action and for the Clearfield Hospital, where he also serves as the Chairman of the Human Resources and Finance Committee.

Rick resides in Clearfield with his wife, Sandy, and two sons, Brian and Andy.

Mr. Sutika has been named as the head of the retail banking function of the bank. He will manage and direct the retail services including customer service, new accounts, branch operations and consumer lending. He will continue to be responsible for the administration and coordination of the bank’s branch office network. Mr. Sutika will also serve as the manager of the bank’s Main Office retail banking activities and staff.

Mike began his banking career with the former Keystone National Bank (now Northwest Savings Bank) in 1989, after eight years as the Accountant for E.M Brown, Inc. He has held various Bank Management positions since that time, up to his most recent position as Vice President, Branch Administration at County National Bank.

Mike graduated from Curwensville Area High School in 1970 and went on to receive his B.S. degree in Business Administration from Gannon University and was an Honors Graduate of the Pennsylvania Bankers Association Commercial Lending Academy at Bucknell University.

Mr. Sutika is a member of the Grampian Lions Club, a board member of Christ the King Manor and an advisory board member of the Young People Who Care/Caritas Mission. He is also very active in the St. Bonaventure Catholic Church in Grampian, where he is a Lector, Parish Council Member and Finance Committee Chairman.

Mike resides in Grampian with his wife, Betty Jo, two sons, Michael Jr. and Mitchell, and daughter, Jessica.

In making this announcement, Mr. Falger stated, “With this reorganization, CNB Financial Corporation and County National Bank will be able to continue as a strong, well-run organization utilizing the talents of our present staff.”

County National Bank has 20 convenient office locations in Clearfield, Cambria, Centre, Elk, Jefferson and McKean counties and a Commercial Loan Production office in Johnstown. County National Bank’s web site is www.bankcnb.com.